Exhibit 99.(h)(16)

SIXTH AMENDED AND RESTATED

FEE APPORTIONMENT AGREEMENT

THIS SIXTH AMENDED AND RESTATED FEE APPORTIONMENT AGREEMENT (the “Agreement”) is made as of February 13, 2013, by and among: (1) Tributary Funds, Inc., a registered open-end management investment company organized as a Nebraska corporation having its principal place of business at 1620 Dodge Street, Omaha, NE 68197 (the “Company”), on behalf of the Tributary Core Equity Fund, the Tributary Short/Intermediate Bond Fund, the Tributary Small Company Fund, the Tributary Income Fund, the Tributary Large Cap Growth Fund, the Tributary Balanced Fund, and the Tributary Growth Opportunities Fund,  (each, a “Fund” and collectively, the “Funds”), (2) Tributary Capital Management, LLC, a Colorado limited liability company (“Tributary”), and (3) First National Bank, a national banking association having its principal place of business at 205 West Oak Street, Fort Collins, CO 80521, on behalf of its division, First National Fund Advisers (“FNFA,” together with Tributary and the Funds, the “Parties”).

Preliminary Statement

A.                                    Tributary serves as investment adviser to the Funds, and FNFA serves as sub-advisor to the Tributary respecting the Tributary Balanced Fund (the “Balanced Fund”), the Tributary Income Fund (the “Income Fund”) and the Tributary Short-Intermediate Bond Fund (the “Short-Intermediate Fund,” together with the Income Fund and the Balanced Fund, the “FNFA Advised Funds”).

B.                                    Northern Lights Distributors, LLC (the “Distributor”), serves as distributor for the Funds.

C.                                    Tributary, the Distributor and National Financial Services, LLC, Fidelity Brokerage Services LLC, and Fidelity Investments Institutional Operations Company, Inc. (collectively, “Fidelity”)  are parties to an Amended and Restated Services Agreement, dated May 3, 2010 (“Services Agreement”), under which Fidelity provides certain services (“Services”) to each of the Funds in connection with Fidelity’s customers’ purchase of shares of the Funds (such shares owned by Fidelity customers, the “Shares”) through Fidelity’s platform.

D.                                    In exchange for Fidelity’s performance of the Services, Tributary, as provided in the Services Agreement, has agreed to pay Fidelity a fee in the amount of 40 basis points (“bps”) per month of the net asset value of the Shares held by Fidelity’s customers pursuant to the Services Agreement, subject to a minimum monthly fee (collectively, the “Fee”), and as more particularly provided in Exhibit A to the Services Agreement (“Exhibit A”).

E.                                     The Parties are parties to that certain Fifth Amended and Restated Fee Apportionment Agreement dated November 17, 2011 (the “Prior Agreement”), describing the apportionment of the Fees by the Parties, and under which FNFA reimburses Tributary for one-half of the Fee attributable to the FNFA Advised Funds, not to exceed 7.5 basis points of the net asset value of the Shares.

F.                                      The Parties now wish to amend and restate the Prior Agreement to clarify that the portion of the Fee paid by the Fund will be paid separately from the portion paid by Tributary and FNFA.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Parties agree as follows:

AGREEMENT

1.                                      Termination of Prior Agreement.  The Parties hereby agree that upon the effectiveness of this Agreement, the Prior Agreement will be terminated.

2.                                      Apportionment of Fee Among the Funds and Tributary.  For so long as Tributary is obligated to pay Fidelity the Fee, the Parties agree that the Funds will pay 25bps of the Fee directly to Fidelity, apportioned in accordance with each Fund’s respective portion of the Fee, and calculated in the manner provided in Exhibit A, and Tributary will pay the balance of the Fee (the “Tributary Portion”).

3.                                      Apportionment of Tributary Portion Between Tributary and FNFA.  For so long as Tributary is obligated to pay Fidelity the Tributary Portion, FNFA will reimburse Tributary for one-half of the Tributary Portion attributable to the FNFA Advised Funds, not to exceed 7.5 basis points of the net asset value of the Shares of the FNFA Advised Funds.

4.                                      Reference to Agreements.  The term of this Agreement and the obligations hereunder shall only continue so long as Tributary is obligated to pay the Fee.  In the event the amount of the Fee is modified or the Services Agreement is otherwise modified, the Parties may mutually agree to correspondingly modify this Agreement.

5.                                      Amendments.  This Agreement may be amended by the written agreement of the Parties hereto, including any amendment to the apportionment and reimbursement provisions of Sections 2 and 3; provided, that such amendment shall have no effect on the total Fee owed pursuant to the Services Agreement.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Amended and Restated Fee Apportionment Agreement to be executed by their officers designated below as of the day and first year above written.

TRIBUTARY FUNDS, INC.

By:	/s/ Stephen R. Frantz
Name:	Stephen R. Frantz
Title:	President

TRIBUTARY CAPITAL MANAGEMENT, LLC

By:	/s/ Stephen R. Frantz
Name:	Stephen R. Frantz
Title:	President

FIRST NATIONAL BANK
FIRST NATIONAL FUND ADVISERS

By:	/s/ Kurt Spieler
Name:	Kurt Spieler
Title:	Chief Investment Officer